Exhibit 99.1

News Release

Rockwell Collins’ second quarter fiscal year 2007 earnings per share increase 26% to 82 cents; revenues grow 13% to $1.08 billion

•	FY 2007 projected EPS guidance range increased 5 cents to $3.30 to $3.40

•	FY 2007 revenues expected to approximate $4.3 billion, previously in the range of $4.25 billion to $4.3 billion

CEDAR RAPIDS, Iowa (Apr. 24, 2007) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $140 million for the second quarter of fiscal year 2007 ended on March 31, 2007, an increase of $26 million, or 23% over fiscal year 2006 second quarter net income of $114 million. Earnings per share improved 17 cents, or 26%, to 82 cents compared to earnings per share of 65 cents last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Second quarter fiscal year 2007 sales increased $126 million, or 13%, to $1.083 billion compared to sales of $957 million a year ago. Organic revenue growth was $109 million, or 11%. Incremental sales from business acquisitions completed in fiscal year 2006, principally the Evans & Sutherland simulator visualization systems business (the E&S business) acquired in May 2006, contributed $17 million, or 2 percentage points of the total revenue growth. Cash provided by operating activities for the first six months of fiscal year 2007 totaled $186 million, an increase of $46 million or 33% compared to $140 million of cash provided by operating activities reported for the same period last year.

“These results reinforce the benefits of our balanced exposure to both commercial and government markets, coupled with an efficient and integrated business model,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.

“Commercial Systems is taking full advantage of very strong market conditions. Together with Government Systems, our businesses delivered a 170 basis point improvement in total segment operating margins and earnings per share growth at double the rate of revenues. This was accomplished while investing at a significantly higher rate on company-funded research and development initiatives to fuel our future growth,” explained Jones.

Commenting on the company’s outlook for the remainder of fiscal year 2007, Jones concluded, “We expect market conditions for both our businesses to remain robust. Second quarter Commercial Systems performance outpaced our expectations, and Government Systems generated earnings during the first half of the year at the high end of our projections. Accordingly, we raised our full year guidance for Commercial Systems sales, Commercial and Government Systems operating margins, and earnings per share.”

Following is a discussion of fiscal year 2007 second quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved second quarter sales of $541 million, an increase of $28 million, or 5%, compared to the $513 million reported for the same period last year. Incremental sales from acquired businesses, primarily the E&S business, contributed $12 million, or 2 percentage points of the revenue growth.

Defense electronics systems and products sales increased $7 million, or 2%, to $365 million principally due to higher sales from rotary wing aircraft electronics systems programs and incremental revenues of acquired businesses, which were almost entirely offset by lower sales from certain European programs that are essentially complete. Defense communications sales increased $21 million, or 14%, to $176 million primarily due to higher revenues from Joint Tactical Radio System and other networked communication development programs.

Government Systems’ second quarter operating earnings totaled $107 million, resulting in an operating margin of 19.8%, compared to operating earnings of $100 million, or an operating margin of 19.5%, for the same period last year. The improved operating earnings and operating margin were principally due to the combination of the higher revenues, productivity improvements and lower retirement benefit costs, partially offset by higher company-funded research and development costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $542 million, an increase of $98 million, or 22%, compared to sales of $444 million reported for the same period last year. Incremental sales from the E&S business contributed $5 million of the revenue growth, while strong demand for new business and air transport aircraft and related aftermarket activities fueled a 21% increase in organic revenues.

Sales to airlines and aircraft original equipment manufacturers (OEMs) for new aircraft production increased $47 million, or 21%, to $272 million primarily due to higher air transport avionics as well as business jet avionics and cabin electronics products and systems sales, partially offset by lower sales to regional jet OEMs. Commercial Systems’ aftermarket revenues increased $51 million, or 23%, to $270 million. Higher sales across all product lines, with particularly strong growth in business and regional and in-flight entertainment aftermarket activities, drove a $46 million, or 21% increase in organic aftermarket revenues. Incremental E&S business revenues accounted for $5 million, or 2 percentage points of the aftermarket growth.

Commercial Systems’ second quarter operating earnings increased $36 million, or 42%, to $122 million, delivering an operating margin of 22.5%, compared to operating earnings of $86 million, or an operating margin of 19.4%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to the combination of higher organic revenues, productivity improvements and lower retirement benefit costs, partially offset by higher research and development costs as a percent of sales. Current year second quarter operating earnings and operating margin also benefited from an adjustment related to contract option exercises.

Financial Highlights:

During the second quarter of fiscal year 2007, the company repurchased 1.5 million shares of its common stock at a total cost of $100 million. In addition, the company paid $19 million in final settlement of the accelerated share repurchase agreement executed in September 2006. In total, the company paid $276 million, or $58.71 per share, for the 4.7 million shares repurchased under the agreement.

On February 13, 2007 the company’s Board of Directors authorized the repurchase of $500 million of company common stock, raising the total amount of share repurchases authorized by the company’s Board since the inception of the program in December 2001 to $2 billion. The strength of the company’s balance sheet and operating cash flow allows the company to utilize this flexible method of providing additional value to shareowners while continuing to execute its growth strategies. Total authorized share repurchases available beyond March 31, 2007 stand at $454 million.

During the second quarter of fiscal year 2007, the company paid dividends to shareholders totaling $27 million, or 16 cents per share on its common stock.

Fiscal Year 2007 Outlook

The company has adjusted certain elements of its full fiscal year 2007 financial guidance as follows:

•	Total company sales are expected to be about $4.3 billion (previously in the range of $4.25 billion to $4.3 billion).

•	Commercial Systems’ full year sales are projected to increase by 15% to 17% (previously 13% to 15%) over fiscal year 2006 sales.

•	Government Systems’ full year segment operating margins are expected to be about 20% (previously in the range of 19% to 20%).

•	Commercial Systems’ full year segment operating margins are expected to be about 22.5% (previously about 22%).

•	Earnings per share are expected to be in the range of $3.30 to $3.40 (previously $3.25 to $3.35).

•	The effective income tax rate is expected to be about 31.5% (previously about 31%).

The following table is a complete summary of the company’s updated fiscal year 2007 financial guidance:

• Total sales	about $4.3 billion

• Segment sales growth:(1)
– Government Systems(2)	7% to 9%
– Commercial Systems(3)	15% to 17%

• Segment operating margins:
– Government Systems	about 20%
– Commercial Systems	about 22.5%

• Earnings per share(4)	$3.30 to $3.40

• Cash flow from operating activities(5)	about $600 million

• Research and development costs	about $800 million

• Capital expenditures	about $140 million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes approximately 2 percentage points of revenue growth attributable to fiscal year 2006 business acquisitions, principally the E&S business.
(3)	Includes approximately 1 percentage point of growth from incremental E&S business revenues.
(4)	Based on a projected full year effective income tax rate of approximately 31.5 percent.
(5)	Assumes $75 million of planned discretionary contributions to the company’s U.S. qualified defined benefit pension plan.

Business Highlights:

Boeing selected Rockwell Collins to provide the avionics system for its new 747-8 airplane family. Rockwell Collins will provide the entire suite of displays, autopilot, communication, navigation, surveillance, maintenance, emergency and data management systems, including the following key features:

•

The Rockwell Collins WXR-2100 MultiScan™ Hazard Detection System, which is the first and only radar that analyzes and determines actual weather hazards, not simply atmospheric moisture content. It is a fully automatic, hands-free airborne radar system with more than four years of proven operational experience. The WXR-2100 reduces pilot workload and enhances safety and passenger comfort by minimizing unexpected turbulence encounters, while providing optimal clutter-free weather detection from the nose of the airplane to 320 nautical miles (593 kilometers).

•

Rockwell Collins DU-7001 LCD displays, which will be upgraded to include many of the advanced features found on the Boeing 777 such as an electronic checklist with cursor panel, navigation performance scales and vertical displays.

•	Autopilot and navigation systems enhanced with GPS Landing System functionality, providing added value to the customer and the ability to support future airspace capacity enhancements.

Rockwell Collins avionics were selected by Nippon Cargo Airlines, Shanghai Airlines and TAP Portugal for new air transport aircraft. The company will provide avionics for Nippon Cargo Airlines on 6 Boeing 747-400F aircraft, for Shanghai Airlines on 13 Boeing 737NG aircraft and for TAP Portugal for 5 Airbus A330 aircraft. Among the avionics selected was the GLU-920 Multi-Mode Receiver (MMR), an integrated unit that provides the aircraft’s primary position, velocity and time reference and offers instrument landing system capability and high-integrity, satellite-based positioning for navigation and future landing functions. It is designed to meet future air traffic management requirements while offering commonality across fleet types.

Boeing Business Jets and Rockwell Collins introduced an Enhanced Vision System (EVS) offering for Boeing Business Jet (BBJ) operators. The Rockwell Collins EVS presents an image of the external environment on the Head-up Guidance System (HGS®) and head-down displays to enhance pilot situational awareness of terrain and the airport environment at night or in poor weather condition situations, thereby increasing the safety and operational capability of the aircraft. When displayed on the HGS, EVS allows the pilot to descend below minimums, if the visual references to the intended runway are visible using the EVS. The offering will be available to BBJ customers through Boeing and Rockwell Collins service bulletins, with system certification expected by early 2008.

General Dynamics and Rockwell Collins deliver first Integrated Computer Systems (ICS) for the Future Combat Systems (FCS) program. ICS is the common computing environment for 13 of the 14 platforms in the FCS family of systems, which comprises a network of sensors, unmanned aerial platforms and manned and unmanned ground platforms. The ICS integrates a wide range of traditionally independent computing applications into a single, integrated, secure processing environment and provides FCS-equipped platforms with unprecedented processing, networking, data storage and information assurance capabilities. The ICS team designed, built, tested and delivered the Current Force ICS on schedule, in just 21 months, in order to support the rapid spin-out of FCS capability into Current Force vehicles. Bradley fighting vehicles, Abrams main battle tanks and Command Variant High-Mobility Multi-purpose Wheeled Vehicles will be equipped with ICS as part of the first spin-out of FCS future force technologies in 2008.

Boeing elevated Rockwell Collins to major subcontractor status on the Family of Advanced Beyond Line-of-Sight Terminals (FAB-T), a transformational Department of Defense (DoD) initiative. The announcement was made in conjunction with Rockwell Collins receiving an award for an additional $74 million in technology development contract expansions for the first increment of wideband satellite communications terminals for the program. Boeing cited the company’s outstanding SATCOM execution performance to date on the program. This elevation adds to Rockwell Collins’ existing $53 million contract for a total current program worth more than $127 million, with opportunities for further expansions in future increments. The FAB-T program will establish a network centric, SCA compliant, family of terminals that uses a common open system architecture to link warfighters to different satellites and enable planned incremental capability for robust, secure, global strategic and tactical communications between ground, air and space platforms. FAB-T represents a key building block in the DoD’s vision of an integrated battlespace of the future, where networked information and communications systems provide a competitive edge to decision makers and military personnel.

The Air Force Research Laboratory (AFRL) selected Rockwell Collins to lead Phase 1 of a research and development effort under the Miniature Common Data Link (Mini—CDL) program. This initiative is aimed at miniaturizing Ku-band radio technology and developing a terminal capable of supporting Small Unmanned Air Systems (SUAS). Under the program, a Rockwell Collins-led team will leverage innovative digital and RF technologies including state-of-the-art system on chip modems and other technologies to achieve a small, affordable, low-power, low-weight tactical solution that meet the payload restrictions of SUAS platforms and enable data link communication with existing ground systems.

Rockwell Collins was the recipient of the 2006 U.S. Department of Defense (DoD) Components Performance Based Logistics (PBL) Award for its work on the display systems for the F/A-18 and

F-14D aircraft. PBL is a DoD strategy to improve weapon system readiness by purchasing weapon system sustainment as an integrated package based on output measures. This award recognizes government/industry teams that have demonstrated outstanding achievements in providing warfighters with exceptional operational capability.

Flight Options, LLC renewed a 5-year Exchange Services agreement with Rockwell Collins. Enabled by Rockwell Collins global infrastructure and extensive service system, the agreement provides Flight Options with guaranteed availability of assets within 24 hours and significantly reduces the administrative costs associated with their operations. The agreement applies to over 130 Flight Options aircraft including Beechjet 400A, Hawker 400XP, Citation III, Citation V, Hawker 800XP, and Challenger 601 aircraft.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 5:00 p.m. Eastern Time on April 24, 2007. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 18, 2007.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is strengthened by 19,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events; the financial condition of our customers (including major U.S. airlines); the health of the global economy; the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Sales
Government Systems	$541	$513	$1,042	$986
Commercial Systems	542	444	1,034	852

Total sales	$1,083	$957	$2,076	$1,838

Segment operating earnings
Government Systems	$107	$100	$209	$193
Commercial Systems	122	86	236	164

Total segment operating earnings	229	186	445	357

Interest expense	(3)	(3)	(7)	(6)
Stock-based compensation	(5)	(5)	(9)	(9)
General corporate, net	(14)	(16)	(27)	(28)
Restructuring adjustment(1)	3	—	3	—
Earnings from corporate-level equity affiliate	—	—	—	1

Income before income taxes	210	162	405	315

Income tax provision(2)	(70)	(48)	(122)	(97)

Net income	$140	$114	$283	$218

Diluted earnings per share	$0.82	$0.65	$1.66	$1.24
Weighted average diluted shares outstanding	170.6	175.9	170.3	176.3

(1)	The $3 million favorable restructuring adjustment in the second quarter of fiscal year 2007 was principally due to lower than expected employee separation costs related to the business realignment and facility rationalization actions announced in the fourth quarter of fiscal year 2006.
(2)	The company’s effective income tax rate for the second quarter of fiscal year 2007 was 33.3% compared to 29.6% for the second quarter of fiscal year 2006. The higher effective tax rate in the current year second quarter was due to the combination of the net negative impact of the repeal and replacement of the Extraterritorial Income Exclusion, which provides a tax benefit on export sales, and the higher taxable income in the current year. The company’s effective income tax rate for the first six months of fiscal year 2007 of 30.1% includes the recognition in the first quarter of R&D tax credits attributable to the period from January 1, 2006 to September 30, 2006 due to the enactment of legislation that extended the availability of federal research and development tax credits with retroactive effect from January 1, 2006.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and six months ended March 31, 2007 and 2006 (unaudited, in millions):

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Defense electronics	$365	$358	$714	$700
Defense communications	176	155	328	286
Air transport aviation electronics	297	243	558	465
Business and regional aviation electronics	245	201	476	387

Total	$1,083	$957	$2,076	$1,838

Original equipment	$272	$225	$509	$427
Aftermarket	270	219	525	425

Total Commercial Systems sales	$542	$444	$1,034	$852

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	March 31, 2007	Sept. 30, 2006
Assets
Cash and cash equivalents	$167	$144
Receivables	867	821
Inventories	778	727
Current deferred income taxes	178	168
Other current assets	57	67

Total current assets	2,047	1,927

Property	563	552
Goodwill and intangible assets	639	654
Other assets	202	145

Total assets	$3,451	$3,278

Liabilities and shareowners’ equity
Accounts payable	$328	$324
Compensation and benefits	235	268
Advance payments from customers	276	246
Product warranty costs	210	189
Income taxes payable	19	54
Other current liabilities	218	243

Total current liabilities	1,286	1,324

Long-term debt	226	245
Retirement benefits	488	421
Other liabilities	84	82

Shareowners’ equity	1,367	1,206

Total liabilities and shareowners’ equity	$3,451	$3,278

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Six Months Ended March 31
	2007	2006
Operating Activities:

Net income	$283	$218
Adjustments to arrive at cash provided by operating activities:
Depreciation	47	40
Amortization of intangible assets	10	9
Stock-based compensation	9	9
Compensation and benefits paid in common stock	28	25
Tax benefit from the exercise of stock options	19	21
Excess tax benefit from stock-based compensation	(19)	(21)
Deferred income taxes	3	(7)
Pension plan contributions	(5)	(8)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(65)	(16)
Inventories	(65)	(34)
Accounts payable	4	(16)
Advance payments from customers	31	14
Compensation and benefits	(33)	(56)
Income taxes	(32)	(31)
Other assets and liabilities	(29)	(7)

Cash Provided by Operating Activities	186	140

Investing Activities:

Property additions	(57)	(60)
Acquisition of intangible assets	(3)	—
Proceeds from settlement of discontinued license agreement	14	—
Proceeds from purchase price settlement related to business acquisition	5	—

Cash Used for Investing Activities	(41)	(60)

Financing Activities:

Purchases of treasury stock	(113)	(111)
Cash dividends	(54)	(41)
Decrease in long-term borrowings	(22)	—
Proceeds from exercise of stock options	40	58
Excess tax benefit from stock-based compensation	19	21
Increase in short-term borrowings	3	—

Cash Used for Financing Activities	(127)	(73)

Effect of exchange rate changes on cash and cash equivalents	5	—

Net Change in Cash and Cash Equivalents	23	7

Cash and Cash Equivalents at Beginning of Period	144	145

Cash and Cash Equivalents at End of Period	$167	$152

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